Exhibit 99.2

Achieve Life Sciences, Inc. Announces Closing of $13.8 Million Underwritten Public Offering, Including Full Exercise of Overallotment Option

SEATTLE, Wash. And VANCOUVER, British Columbia, December 19, 2019 – Achieve Life Sciences, Inc. (Nasdaq: ACHV), a clinical-stage pharmaceutical company committed to the global development and commercialization of cytisinicline for smoking cessation and nicotine addiction, today announced the closing of an underwritten public offering of units for gross proceeds of $13.8 million, which includes the full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants, prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering was comprised of Class A units, priced at a public offering price of $0.60 per unit, with each unit consisting of one share of common stock and a five-year warrant to purchase one share of common stock with an exercise price of $0.60 per share, and Class B units, priced at a public offering price of $999.60 per unit, with each unit comprised of one share of Series B preferred stock, which is convertible into 1,666 shares of common stock, and a five-year warrant to purchase 1,666 shares of common stock, also with an exercise price of $0.60 per share. The Series B preferred stock issued in this transaction include a beneficial ownership blocker but have no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and, subject to limited exceptions, have no voting rights. The securities comprising the units will be immediately separable and issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEAmerican: LTS), acted as sole book-running manager in connection with the offering.

A total of 12,577,504 shares of common stock, 6,256 shares of Series B preferred stock convertible into an aggregate of 10,422,496 shares of common stock, and total warrants to purchase 23,000,000 shares of common stock were issued in the offering.

The securities described above were offered pursuant to a registration statement on Form S-1 (File No. 333-234530), which was declared effective by the Securities and Exchange Commission (SEC) on December 17, 2019.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by Achieve with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About Achieve & Cytisinicline
Tobacco use is currently the leading cause of preventable death and is responsible for more than eight million deaths annually worldwide1. It is estimated that 28.7% of cancer deaths in the U.S. are attributable to cigarette smoking2. Achieve’s focus is to address the global smoking health epidemic through the development and commercialization of cytisinicline.

Cytisinicline is a plant-based alkaloid with a high binding affinity to the nicotinic acetylcholine receptor. It is believed to aid in smoking cessation by interacting with nicotine receptors in the brain by reducing the severity of nicotine withdrawal symptoms and by reducing the reward and satisfaction associated with smoking.

As an approved, branded product in Central and Eastern Europe for more than two decades, it is estimated that over 20 million people have used cytisinicline to help combat nicotine addiction.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Achieve may not actually achieve its plans or product development goals in a timely manner, if at all, or otherwise carry out its intentions or meet its expectations or projections disclosed in these forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including Achieve's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and Achieve’s registration statement on Form S-1 (File No. 333-234530), as amended. Achieve undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Achieve Contact
Jason Wong
jwong@bplifescience.com

(415) 375-3340 ext. 4

[1]	World Health Organization. WHO Report on the Global Tobacco Epidemic, 2019. Geneva: World Health Organization, 2017
[2]	Annals of Epidemiology, Volume 25, Issue 3, 179 - 182.e1